Filed Pursuant to Rule 424(b)(2)
Registration No. 333-285483
Prospectus Supplement
(To Prospectus dated March 3, 2025)
$550,000,000

VeriSign, Inc.
5.100% Senior Notes due 2031
We are offering $550,000,000 aggregate principal amount of our 5.100% Senior Notes due 2031 (the “notes”). The notes will mature on July 15, 2031. Interest will be payable on January 15 and July 15 of each year, commencing January 15, 2027. Interest will accrue from June 26, 2026.
We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption prices described in “Description of Notes—Optional Redemption.” On or subsequent to June 15, 2031 (one month prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.
The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured debt, including our indebtedness under our Unsecured Credit Facility (as defined herein) and our Existing Notes (as defined herein), and senior in right of payment to all of our future subordinated debt. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes are not and will not be listed on any securities exchange. Currently, there is no public market for the notes.
See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.961%	$549,785,500
Underwriting discount	0.600%	$3,300,000
Proceeds, before expenses, to VeriSign, Inc.(1)	99.361%	$546,485,500

(1)	Plus accrued interest, if any, from June 26, 2026.
We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A., on or about June 26, 2026.
Joint book-running managers

J.P. Morgan	BofA Securities	US Bancorp

June 18, 2026

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.
Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Except where the context otherwise requires or indicates, in this prospectus supplement the terms “Verisign,” “Company,” “us,” “we” and “our” refer to VeriSign, Inc. and its consolidated subsidiaries.
S-ii

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations and assumptions and involve risks, uncertainties, and other important factors, including, among other things, statements regarding the Company’s dividend program and our expectations about the sufficiency of our existing cash, cash equivalents and marketable securities, and funds generated from operations, together with our borrowing capacity under our Unsecured Credit Facility. In some cases, you can identify forward-looking statements by terms such as “assumes,” “could,” “estimates,” “forecasts,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” “seeks,” “expects,” “anticipates,” “intends,” “believes” and similar language intended to identify forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the following:
•	attempted security breaches, cyber-attacks, and Distributed Denial of Service (“DDoS”) attacks against our systems and services;
•	the introduction of undetected or unknown defects in our systems or services;
•	vulnerabilities in the global routing system;
•	system interruptions or system failures;
•	damage to our data centers or our data center systems or resolution systems;
•
risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions under the Root Zone Maintainer Service Agreement with the Internet Corporation for Assigned Names and Numbers (“ICANN”);

•	any loss or modification of our right to operate the .com and .net gTLDs;
•	changes or challenges to the pricing provisions of the .com Registry Agreement;
•	new or existing governmental laws and regulations in the U.S. or other applicable non-U.S. jurisdictions;
•	new laws, regulations, directives or ICANN policies that require us to obtain and maintain personal information of registrants;
•	economic, legal and political risks associated with our international operations;
•	the impact of unfavorable tax rules and regulations;
•	risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes;
•	the weakening of or changes to the multi-stakeholder form of internet governance;
•	the outcome of claims, lawsuits, audits or investigations;
•	lower economic growth;
•	our ability to compete in the highly competitive business environment in which we operate;
•	changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases;
•	our ability to expand our services into developing and emerging economies;
S-iii

•	our ability to maintain strong relationships with registrars and their resellers;
•	our ability to attract, retain and motivate our highly skilled employees;
•	our ability to pay dividends on our common stock in the future;
•	our ability to protect and enforce our intellectual property rights;
•	risks related to third-party and our use of artificial intelligence technology; and
•	the impact of short seller activities on the market price of our common stock.
In addition, factors that might cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus supplement, in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (the “Form 10-Q”). See also “Incorporation of Certain Documents by Reference.” The Company undertakes no obligation to update publicly or revise any of the forward-looking statements after the date of this prospectus supplement whether as a result of the new information, future events, or otherwise, except as required by law.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
TRADEMARKS
VERISIGN, the VERISIGN logo, and certain other product or service names are registered or unregistered trademarks in the U.S. and other countries. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. Other trademarks, service marks and trade names used in this prospectus supplement may be trademarks of their respective owners.
DOMAIN NAME BASE INFORMATION
Pursuant to our agreements with ICANN, Verisign makes available files containing all active domain names registered in the .com and .net registries. Further, we also make available a summary of the active zone count registered in the .com and .net registries and the number of .com and .net domain name registrations in the domain name base. The zone counts and information on how to obtain access to the zone files can be found at https://www.verisign.com/resources/zone-file/. The domain name base is the active zone plus the number of domain names that are registered but not configured for use in the respective top-level domain zone file plus the number of domain names that are in a client or server hold status. The domain name base may also reflect compensated or uncompensated judicial or administrative actions to keep in or remove from the active zone an immaterial number of domain names. These files and the related summary data are updated at least once per day. The update times may vary each day. The number of domain names provided or incorporated by reference in this prospectus supplement is as of midnight of the date reported. The information available on, or accessible through, our website is not incorporated herein by reference.
S-iv

SUMMARY
This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and those documents contained elsewhere and incorporated by reference into the prospectus supplement, including the risk factors and the financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision.
The Company
We are a global provider of critical internet infrastructure and domain name registry services, enabling internet navigation for many of the world’s most recognized domain names. We help enable the security, stability, and resiliency of the Domain Name System and the internet by providing Root Zone Maintainer Services, operating two of the thirteen global internet root servers, and providing registration services and authoritative resolution for the .com and .net generic top-level domains (top-level domains, “TLDs”), which support the majority of global e-commerce.
As of March 31, 2026, we had 176.1 million .com and .net registrations in the domain name base. The number of domain names registered is largely driven by continued growth in online advertising, e-commerce, and the number of internet users, which is partially driven by greater availability of internet access, as well as marketing activities carried out by us and our registrars. The number of domain name registrations under our management may be negatively impacted by certain factors, including overall economic conditions, competition from ccTLDs, other gTLDs, services that offer alternatives for an online presence, and ongoing changes in the internet practices and behaviors of consumers and businesses. Factors such as the evolving practices and preferences of internet users, and how they navigate the internet, as well as the motivation of domain name registrants and how they will manage their investment in domain names, can negatively impact our business and the demand for new domain name registrations and renewals.
Verisign was incorporated in Delaware on April 12, 1995. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia 20190. Our telephone number at that address is (703) 948-3200. Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol VRSN. Our primary website is https://www.Verisign.com. The information available on, or accessible through, this website is not incorporated in this prospectus supplement by reference.
Services
We operate the authoritative directory, for all .com, .net, and .name domain names (generic TLDs, “gTLDs”), as well as for certain transliterations of .com and .net in a number of different native languages and scripts (internationalized gTLDs, “IDN gTLDs”). We also operate the authoritative directory for all .cc domain names (country code TLD, or “ccTLD”) and operate the technical or back-end systems for the .edu TLD. As the registry or service provider for these TLDs, our services allow individuals and organizations to establish their online identities, while providing the secure, always-on access they need to communicate and transact reliably with online audiences.
We operate the .com, .net, and .name gTLDs and the IDN gTLDs under registry agreements with ICANN and also, with respect to the .com gTLD, a Cooperative Agreement with the U.S. Department of Commerce (“DOC”). We operate the .cc ccTLD under an agreement with Cocos (Keeling) Islands. Under a separate agreement, we provide back-end services for the .edu TLD.
We also perform the Root Zone Maintainer function under an agreement with ICANN for the core of the internet’s DNS and operate two of the thirteen root zone servers that contain authoritative data for the top of the DNS hierarchy.
Our global constellation of DNS servers provides internet protocol (“IP”) address information in response to queries, enabling the use of browsers, email systems, and other systems on the internet. In addition, we own and maintain our shared registration system that allows registrars to enter new second-level domain names into Verisign-operated central directories and to submit modifications, transfers, re-registrations, and deletions for existing second-level domain names (“Shared Registration System”).
Domain names in the registries we operate can be registered for between one and 10 years. Unlike other gTLDs, the prices we charge for .com, .net and .name domain name registrations are subject to restrictions in our agreements with ICANN and our prices may be increased only according to those restrictions. Retail pricing for these domain name registrations is established by registrars. For .com domain name registrations, we pay ICANN on a quarterly basis $0.2575 for each annual domain name registration. For .name domain name registrations, we pay ICANN on a quarterly basis $0.25 for each annual domain name registration. For .net domain name registrations, we remit to ICANN a $0.75 fee per annual domain name registration that is collected from registrars.
Revenues for .cc domain names and our IDN gTLDs are based on prices that are not subject to the same pricing restrictions as those for the .com, .net and .name gTLDs. The fee for our performance of back-end services for the .edu TLD is based on the terms of our agreement.
Operations Infrastructure
Our main operations infrastructure consists of secure data centers in Dulles, Virginia; Ashburn, Virginia; and New Castle, Delaware; as well as more than 200 other points of presence around the world. Our domain name servers refer requestors to the associated authoritative name servers for second level domains in the registries we operate or support, thus enabling DNS resolution for .com and .net domain names and for domain names in the other registries that we operate, or for which we provide technical or back-end services. Our servers process hundreds of billions of transactions daily. Our operations infrastructure operates continuously, supporting the security, integrity and availability of our services, which are critical for our business and internet users. The performance and availability of our infrastructure are critical for our business. Key features of our operations infrastructure include:
•
Distributed Servers: We operate a large number of high-speed servers globally to support localized transaction processing and performance demands. In conjunction with our proprietary software, processes and procedures, this purpose-built global constellation of servers offers rapid failover, global and local load balancing, and threshold monitoring on critical servers.

•
Networking: We deploy and maintain a redundant and diverse global network, maintain high-speed, redundant connections to numerous internet service providers, and maintain hundreds of network interconnection relationships globally to ensure that our critical services are readily accessible to end users.

•
Security and Availability: We incorporate architectural concepts such as protected domains, restricted nodes, and distributed access control in our system architecture. In addition, we employ firewalls and intrusion detection software, endpoint and network detection and response systems as well as proprietary security mechanisms at many points across our infrastructure. We perform continuous internal vulnerability testing and periodic controls, audits, and also contract with third-party security organizations to perform periodic penetration tests and security risk assessments on our systems. Software undergoes application security testing prior to deployment and our responsible disclosure program provides an opportunity for external security researchers to be compensated for submitting vulnerabilities to our Information Security team. We have engineered resiliency and diversity across our set of interconnected sites to reduce the risk of unknown vendor defects and zero-day security vulnerabilities. For our critical services, our change management and core rollout processes include testing and validation in multiple test environments, along with a careful phased rollout to the production environment.

•
Data Integrity: We use several proprietary systemic integrity checks and validations to ensure data correctness when updating and publishing the DNS records for the registries we operate. These steps include multiple stages of DNSSEC validation to ensure correctness, all of which exist to ensure that the zone can be validated cryptographically so that any changes would be rejected in the event of an error or corruption.

We continuously seek to enhance our infrastructure and capabilities to support both normal and peak system load plus attack volumes based on historical experience, as well as to address reported and projected internet attack trends.
Call Centers and Service Desk: We provide customer support services over the phone, by email, by chat, and through web-based self-help systems. Our support teams are staffed with trained technical customer support personnel. Support is available for customers 24 hours a day.

Operations Support and Monitoring: Through our network operations center, we have an extensive monitoring capability that enables us to track the status and performance of our critical systems, network and services. Our network operations center monitors our systems continuously. We subscribe to an industry leading Managed Detection and Response (MDR) service providing increased security monitoring 24/7/365, in addition to our own internal Verisign Incident Response Team.
Disaster Recovery Plans: We have disaster recovery and business continuity capabilities that are designed to deal with the loss of entire data centers and other facilities. We maintain data centers with mirrored services that allow failover with no data loss and no loss of function or capacity. Our critical data services (including domain name registration) use advanced storage systems and techniques such as synchronous mirroring and remote replication to our global resolution sites to provide data protection. We periodically operate services at alternate data centers during maintenance windows to ensure the availability of our data centers for disaster recovery. Air-gapped backup solutions are regularly maintained along with local and remote disk backups. We also conduct multiple simulations/exercises a year around disaster recovery, large-scale DDoS events, systems failure, ransomware attacks, and many more to broaden and deepen our learnings beyond the normal events we encounter on a day-to-day basis.
Redemption of the 2027 Notes
Concurrently with this offering, we intend to deliver a notice of redemption with respect to all of our $550 million aggregate principal amount of outstanding 4.750% Senior Notes due 2027 (the “2027 Notes”). The redemption will be completed 30 days after the delivery of the notice of redemption and will be conditioned upon the completion of this offering. This prospectus supplement does not constitute a notice of redemption for the 2027 Notes, which will be made in accordance with the 2027 Notes Indenture (as defined herein).

THE OFFERING
The following summary contains basic information about the notes and is not intended to be complete. For more information about the notes, see “Description of Notes” in this prospectus supplement.
Issuer
VeriSign, Inc.
Securities
$550.0 million aggregate principal amount of 5.100% Senior Notes due 2031.
Maturity Date
July 15, 2031.
Interest Rate
Interest on the notes will accrue at an annual rate of 5.100%.
Interest Payment Dates
Interest will be paid semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2027. Interest will accrue from June 26, 2026.
Ranking
The notes will be our senior unsecured obligations and will:
•
rank senior in right of payment to all of our future subordinated indebtedness;
•
rank equally in right of payment with all of our existing and future senior indebtedness, including our obligations under our Unsecured Credit Facility and our Existing Notes;
•
be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt; and
•
be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.
As of March 31, 2026, after giving effect to this offering, as adjusted to reflect the sale of the notes offered by us in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement, we would have had no outstanding indebtedness for money borrowed that was secured, no outstanding borrowings and $200.0 million of unused commitments under our Unsecured Credit Facility and $1,784.7 million of total outstanding indebtedness, all of which is senior indebtedness, including the carrying values, as reported on our consolidated balance sheet, of the Existing Notes.
As of March 31, 2026, our subsidiaries collectively had (1) liabilities (excluding intercompany liabilities) of $572.5 million (16.3% of our consolidated total liabilities), of which $465.3 million were deferred revenues, (2) assets (excluding intercompany assets) of $586.2 million (45.2% of our consolidated total assets), of which $394.8 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and (3) assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $191.3 million (25.8% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).
Use of Proceeds
We intend to use the net proceeds from this offering, together with cash on hand, to fund the redemption of all of the outstanding 2027 Notes. See “Use of Proceeds.”
Denomination
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Change of Control Repurchase Event
Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
Optional Redemption
We may redeem some or all of the notes at any time or from time to time, as a whole or in part, at our option, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”
Certain Covenants
The indenture relating to the notes will, among other things, limit our ability and the ability of certain of our subsidiaries to create or assume liens, enter into sale and leaseback transactions, and our ability to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. See “Description of Notes—Certain Covenants.”
Further Issuances
We may, without notice to or the consent of the existing holders of the notes, issue additional notes having the same terms (other than the issue date and, if applicable, the issue price, first interest payment date and interest accrual date and the amount of interest payable on the first interest payment date) so that such existing notes and additional notes form a single series under the indenture. There is no limit on the amount of additional notes that can be issued under the indenture.
No Listing
We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.
Book Entry
The notes will be delivered in book-entry form only through DTC for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank NV/SA.
Risk Factors
An investment in the notes involves certain risks that an investor should carefully evaluate prior to making an investment in the notes. You should carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the “Risk Factors” section on page 3 of the accompanying prospectus and the “Risk Factors” section in the 2025 Form 10-K.
Trustee
U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).
Governing Law
The indenture is, and the notes will be, governed by the laws of the State of New York.

RISK FACTORS
You should carefully consider the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under “Risk Factors” in Item 1A of our 2025 Form 10-K incorporated by reference herein, in evaluating our business and an investment in the notes. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties that we do not presently know about, or that we currently believe are immaterial, may also adversely impact our business. Events relating to any of the following risks as well as other risks and uncertainties could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the notes could decline, or we may be unable to meet our obligations under the notes, which in turn could cause you to lose all or part of your investment.
Risks Relating to the Notes
Your ability to sell the notes may be limited by the absence of an active trading market for the notes.
The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities in their sole discretion at any time without notice. Therefore, an active market for the notes may not develop or be maintained, which could adversely affect the market price and liquidity of the notes. Even if an active trading market for the notes does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, the time remaining to maturity of the notes, the outstanding amount of the notes, our credit ratings with major credit rating agencies and other factors.
Ratings of the notes may not reflect all risks of an investment in the notes and negative changes in our credit ratings may adversely affect your investment in the notes.
We expect the major debt rating agencies to rate and routinely evaluate our debt. The ratings of the notes will primarily reflect our results and financial condition and may change over time.
Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market prices or suitability for a particular investor. In addition, ratings at any time may be lowered, placed on negative outlook or watch or withdrawn in their entirety. Any actual or anticipated negative changes or downgrades in our credit ratings or ratings outlook or watch, including any announcement that our ratings are under review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Furthermore, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on a trading market for, or market prices of, the notes.
The notes will be unsecured and effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.
Holders of any future secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the notes at such time. Only when our secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to rank equally with the notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. As of March 31, 2026, we did not have any secured indebtedness.

The notes will be structurally subordinated to all obligations of our subsidiaries.
You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors (including trade creditors).
In addition, the indenture permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.
As of March 31, 2026, our subsidiaries collectively had:
•	liabilities (excluding intercompany liabilities) of $572.5 million (16.3% of our consolidated total liabilities), of which $465.3 million were deferred revenues;
•
assets (excluding intercompany assets) of $586.2 million (45.2% of our consolidated total assets), of which $394.8 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries; and

•
assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $191.3 million (25.8% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).

We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.
Our ability to pay our expenses and to pay the principal and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal and interest on our debt, including the notes, or to fund our other liquidity needs. If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt, including the notes, or sell assets. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly and adversely affect our financial condition, the value of the notes and our ability to pay the principal and interest on our debt, including the notes. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances. As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes upon the occurrence of a “change of control repurchase event,” which means that a change of control has occurred and, within 30 days thereafter, the notes cease to be rated investment grade as a result of the change of control. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms.

USE OF PROCEEDS
We expect that the net proceeds of this offering will be approximately $545.0 million, after deducting the underwriters’ discounts and the estimated expenses of this offering.
We intend to use the net proceeds from this offering, together with cash on hand, to fund the redemption of all of the outstanding 2027 Notes. This prospectus supplement does not constitute a notice of redemption for the 2027 Notes, which will be made in accordance with the 2027 Notes Indenture.

CAPITALIZATION
The following table shows our cash, cash equivalents and marketable securities, total debt and total stockholders’ deficit as of March 31, 2026 on (i) an actual basis and (ii) an as adjusted basis giving effect to this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement.
You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included in our Form 10-Q, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2026 (Unaudited)
(in millions)	Actual	As adjusted
Cash, cash equivalents and marketable securities(1)	$556.4	$551.4
Debt:
Unsecured Credit Facility(2)	$—	$—
2027 Notes	549.1	—
2031 Notes	745.4	745.4
2032 Notes	494.3	494.3
Notes offered hereby(1)(3)	—	545.0
Total debt(2)	$1,788.8	$1,784.7
Total stockholders’ deficit	$ (2,213.4)	$2,214.3

(1)
As of March 31, 2026, on an as adjusted basis, cash, cash equivalents and marketable securities, and notes offered hereby reflects estimated $5.0 million of discounts and commissions payable to the underwriters and estimated expenses of this offering. As of March 31, 2026, the amount of cash, cash equivalents and marketable securities held by our subsidiaries was $394.8 million. As of March 31, 2026, the amount of our consolidated marketable securities was $79.7 million.

(2)
After the completion of this offering, we will continue to have the ability to borrow $200.0 million under our Unsecured Credit Facility. We may from time to time request the lenders to agree on a discretionary basis to increase the commitment amount by up to an aggregate of $150.0 million during the term of the Unsecured Credit Facility.

(3)	We intend to use the net proceeds from this offering, together with cash on hand, to fund the redemption of all of the outstanding 2027 Notes. See “Use of Proceeds.”

DESCRIPTION OF OTHER INDEBTEDNESS
Unsecured Credit Facility
On December 6, 2023, the Company entered into a credit agreement (the “Credit Agreement”) among the Company, any borrowing subsidiaries of the Company that are from time to time made party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders party thereto. The Credit Agreement provides for a $200.0 million committed senior unsecured revolving credit facility (the “Unsecured Credit Facility”), under which the Company and certain of its designated subsidiaries may be borrowers and under which we currently do not have any outstanding borrowings. Loans under the Unsecured Credit Facility may be extended in U.S. dollars and certain specified alternative currencies. The Unsecured Credit Facility includes (i) a $35 million sublimit for the issuance of standby letters of credit for the account of any borrower or any of its subsidiaries, (ii) a $50 million sublimit for swingline loans to the borrowers, and (iii) a $50 million sublimit for loans in alternative currencies. Capitalized terms used and not defined in this “Description of Other Indebtedness” have the meanings specified in the Credit Agreement.
Loans under the Unsecured Credit Facility will bear interest at a rate per annum equal to the following rates: (i) for ABR loans, a rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate or the Overnight Bank Funding Rate, as applicable, plus 0.5%, and (c) the Adjusted Term SOFR rate for a one month interest period plus 1%, plus, in each case, a margin of between 0.00% and 0.625% depending on the Company’s ratio of Consolidated Funded Indebtedness to Consolidated EBITDA as calculated pursuant to the Facility (the “Leverage Ratio”) and on Moody’s, S&P and Fitch ratings of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money (the “Applicable Ratings”); (ii) for Term SOFR loans, the Adjusted Term SOFR rate plus a margin of between 1.00% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings; and (iii) for EURIBOR loans, the Adjusted EURIBO rate plus a margin of between 1.00% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings.
The Company is required to pay the lenders under the Credit Agreement an undrawn commitment fee at a rate per annum of between 0.090% and 0.225%, depending on the Leverage Ratio and the Applicable Ratings, payable quarterly in arrears. The Company is also required to pay, quarterly in arrears certain fees to the lenders in connection with the letters of credit. The Company is further required to pay to the administrative agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the administrative agent.
The Unsecured Credit Facility has a maturity date of December 6, 2028, at which time outstanding borrowings under the Unsecured Credit Facility will be due and the commitments under the Unsecured Credit Facility will terminate. The Company may request up to two one-year extensions of the maturity date, with each such extension subject to the approval of the extending lenders, which must represent greater than 50% of the sum of the revolving loans in the aggregate then outstanding and the unused commitments in the aggregate at such time under the Unsecured Credit Facility, and the commitment of any lender that does not consent to an extension of the maturity date will be terminated on the then-effective maturity date. The Company may optionally prepay loans in whole or in part under the Credit Agreement at any time without penalty but subject to payment of any broken-funding costs of the lenders. The Company may also, at any time, terminate the commitments or permanently reduce them from time to time.
The Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Affirmative covenants include, among others, financial and other reporting requirements, provision of notices of material events, maintenance of existence, maintenance of intellectual property, payment of obligations, maintenance of properties, maintenance of insurance, maintenance of books and records and compliance with laws. Negative covenants include, among others, limitations on the incurrence of additional indebtedness by subsidiaries that are not guarantors under the Credit Agreement, limitations on the incurrence of liens, limitations on mergers and acquisitions, limitations on changing the business of the Company, any other Borrower or any subsidiary that is a borrower, limitations on sale/leaseback transactions, and limitations on the use of proceeds from borrowings under the Unsecured Credit Facility.

The Credit Agreement includes a financial covenant that the Company will not permit the Leverage Ratio at any time to exceed 4.00 to 1.00, which may be increased (no more than twice over the term of the Credit Agreement) to 4.50 to 1.00 for four quarters following consummation of an acquisition involving consideration of $500 million or more. As of March 31, 2026, the Company was in compliance with the financial covenant of the Credit Agreement.
The Credit Agreement contains customary events of default, including among others, non-payment of principal, interest or other amounts when due (subject to a grace period for payment of interest and certain other amounts), inaccuracy of representations and warranties, violation of covenants, cross-payment-defaults and cross-acceleration with respect to certain other indebtedness, bankruptcy, insolvency or inability to pay debts, certain undischarged judgments, the occurrence of certain ERISA events, failure of any guarantee purported to be created under any Loan Document to be in full force and effect, or a Change in Control. Upon the occurrence and during the continuance of an event of default under the Credit Agreement, the lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable and may terminate the commitments. A bankruptcy event of default causes such obligations automatically to become immediately due and payable and the commitments automatically to terminate.
The Company may from time to time request lenders to agree on a discretionary basis to increase the commitment amount by up to an aggregate of $150.0 million during the term of the Unsecured Credit Facility.
Existing Notes
2032 Notes
On March 11, 2025, the Company issued $500.0 million principal amount of 5.250% Senior Notes due 2032 (the “2032 Notes”) at an issue price of 99.581%. The 2032 Notes mature on June 1, 2032. The 2032 Notes were issued pursuant to an indenture, dated as of June 8, 2021, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as supplemented by a second supplemental indenture, dated as of March 11, 2025, between the Company and the trustee (as so supplemented, the “2032 Notes Indenture”). The 2032 Notes Indenture provides that the 2032 Notes are general unsecured senior obligations of the Company. The Company used the net proceeds, together with cash on hand, to repay its $500.0 million aggregate principal amount of 5.25% Senior Notes due 2025 upon their maturity on April 1, 2025. In connection with the offering, the Company incurred $6.7 million of discount and issuance costs, which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 7-year term of the 2032 Notes.
The Company pays interest on the 2032 Notes at 5.250% per annum, semi-annually on June 1 and December 1, which commenced on June 1, 2025. The Company may redeem all or a portion of the 2032 Notes at any time prior to April 1, 2032 at a price equal to 100% of the principal amount of the 2032 Notes to be redeemed plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2032 Notes at any time on or after April 1, 2032 at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date. Under the 2032 Notes Indenture, the Company is required to offer to repurchase the 2032 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a change of control repurchase event.
The 2032 Notes Indenture contains covenants that limit the ability of the Company and/or, in the case of clauses (i) and (ii) below, its Restricted Subsidiaries (as defined in the 2032 Notes Indenture), under certain circumstances, to, among other things: (i) create liens on assets; (ii) enter into sale/leaseback transactions and (iii) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2032 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2032 Notes to be due and payable immediately.
2031 Notes
On June 8, 2021, the Company issued $750.0 million principal amount of 2.700% Senior Notes due 2031 (the “2031 Notes”) at an issue price of 99.712%. The 2031 Notes mature on June 15, 2031. The 2031 Notes were issued pursuant to an indenture, dated as of June 8, 2021, between the Company and U.S. Bank Trust

Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as supplemented by a first supplemental indenture, dated as of June 8, 2021, between the Company and the trustee (as so supplemented, the “2031 Notes Indenture”). The 2031 Notes Indenture provides that the 2031 Notes are general unsecured senior obligations of the Company. The Company used the net proceeds, together with cash on hand, to fund the redemption of all of its then outstanding 4.625% Senior Notes due 2023. In connection with the offering, the Company incurred $8.9 million of issuance costs, which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2031 Notes.
The Company pays interest on the 2031 Notes at 2.700% per annum, semi-annually on June 15 and December 15, which commenced on December 15, 2021. The Company may redeem all or a portion of the 2031 Notes at any time prior to March 15, 2031 at a price equal to 100% of the principal amount of the 2031 Notes to be redeemed plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2031 Notes at any time on or after March 15, 2031 at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date. Under the 2031 Notes Indenture, the Company is required to offer to repurchase the 2031 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a change of control repurchase event.
The 2031 Notes Indenture contains covenants that limit the ability of the Company and/or, in the case of clauses (i) and (ii) below, its Restricted Subsidiaries (as defined in the 2031 Notes Indenture), under certain circumstances, to, among other things: (i) create liens on assets; (ii) enter into sale/leaseback transactions and (iii) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2031 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2031 Notes to be due and payable immediately.
2027 Notes
On July 5, 2017, the Company issued $550.0 million principal amount of 4.75% senior unsecured notes due 2027 at an issue price of 100%. The 2027 Notes mature on July 15, 2027. The 2027 Notes were issued pursuant to an indenture, dated as of July 5, 2017 (the “2027 Notes Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. The 2027 Notes Indenture provides that the 2027 Notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2027 Notes Indenture) may be required to guarantee the 2027 Notes if they incur or guarantee certain indebtedness. The Company used the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $6.8 million of issuance costs, which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2027 Notes.
The Company pays interest on the 2027 Notes at 4.750% per annum, semi-annually on January 15 and July 15, which commenced on January 15, 2018. The Company may redeem all or a portion of the 2027 Notes at the applicable redemption prices set forth in the 2027 Notes Indenture plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2027 Notes are rated below investment grade by at least two of the rating agencies that rate the 2027 Notes, the Company will be required to make an offer to purchase the 2027 Notes at a price equal to 101% of the principal amount of the 2027 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2027 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries (as defined in the 2027 Notes Indenture), under certain circumstances, to, among other things: (i) create liens on assets; (ii) enter into sale/leaseback transactions and (iii) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2027 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2027 Notes to be due and payable immediately. The Company intends to use the net proceeds of this offering to redeem the 2027 Notes.

DESCRIPTION OF NOTES
Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.
The notes will be issued under an indenture (the “base indenture”), dated as of June 8, 2021, between VeriSign, Inc. (“Verisign”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), as supplemented to reflect certain terms of the notes by a third supplemental indenture to be entered into on the issue date of the notes (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the 5.100% senior notes due 2031 (the “notes”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are or will be made available from Verisign upon request. Capitalized terms used and not defined in this “Description of Notes” have the meanings specified in the indenture. References to “Verisign” or “the Issuer” in this section of this prospectus supplement are, unless the context otherwise indicates, only to VeriSign, Inc. and not to any of its subsidiaries.
General
The notes will have the following basic terms:
•	the notes will be senior unsecured obligations of Verisign and will rank equally in right of payment with all other existing and future unsecured and unsubordinated debt obligations of Verisign;
•	the notes are obligations exclusively of Verisign and are not guaranteed by any of its subsidiaries;
•	the notes initially will be issued in an aggregate principal amount of $550,000,000, and Verisign will have the ability to issue additional notes as described under “—Further Issuances” below;
•	the notes will accrue interest at a rate of 5.100% per year;
•
interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2027;

•	the notes will mature on July 15, 2031 unless redeemed or repurchased prior to that date;
•	Verisign may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;
•
Verisign may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•
the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “Book-Entry; Delivery and Form; Global Notes”); and

•	the notes will be exchangeable and transferable at the office or agency of Verisign maintained for such purposes (which initially will be the corporate trust office of the trustee).
Interest on each note will be paid to the person in whose name that note is registered at the close of business on January 1 or July 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
The notes will not be subject to any sinking fund.
Verisign may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Verisign for such purpose (which initially will be the corporate trust office of the trustee located at Global Corporate Trust, 10035 E 40th Ave, Denver, CO 80238). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Verisign, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “Book-Entry; Delivery and Form; Global Notes.”
A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Verisign maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Verisign may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Verisign is not required to transfer or exchange any note selected for redemption during a period of 10 days before mailing or providing of a notice of redemption of notes to be redeemed.
The registered holder of a note will be treated as the owner of that note for all purposes under the indenture.
All amounts of principal of and premium, if any, and interest on the notes paid by Verisign that remain unclaimed two years after such payment was due and payable will be repaid to Verisign, and the holders of such notes will thereafter look solely to Verisign for payment.
Ranking
The notes will be senior unsecured obligations of Verisign and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Verisign, including the $550.0 million aggregate principal amount outstanding of Verisign’s 4.75% senior notes due July 15, 2027, all of which Verisign intends to redeem with the net proceeds of this offering of the notes, the $750.0 million aggregate principal amount outstanding of Verisign’s 2.700% senior notes due June 15, 2031, the $500.0 million aggregate principal amount outstanding of Verisign’s 5.250% Senior Notes due June 1, 2032, and any amounts outstanding under Verisign’s revolving credit facility. As of March 31, 2026, Verisign had approximately $1,788.8 million of total outstanding indebtedness, all of which was senior unsecured indebtedness.
The notes will rank senior in right of payment to all future subordinated indebtedness of Verisign. As of March 31, 2026, Verisign did not have any outstanding subordinated indebtedness.
The notes will effectively rank junior in right of payment to all future secured indebtedness of Verisign to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including trade payables. As of March 31, 2026, Verisign did not have any outstanding secured indebtedness.
Claims of creditors of Verisign’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Verisign’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Verisign’s subsidiaries. As of March 31, 2026, Verisign’s subsidiaries had approximately $572.5 million in liabilities (excluding intercompany liabilities), of which $465.3 million were deferred revenues.
Optional Redemption
Prior to June 15, 2031 (one month prior to their maturity date) (the “Par Call Date”), Verisign may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and;

•	100% of the principal amount of the notes to be redeemed.
plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, Verisign may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by Verisign in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Verisign after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Verisign shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, Verisign shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Verisign shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Verisign shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable

United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The calculation of the Treasury Rate shall not be the duty or obligation of the trustee.
Verisign’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any notice of redemption may, at Verisign’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in Verisign or another entity). In addition, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, Verisign may, in its discretion, delay the redemption date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless Verisign defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs, unless Verisign has exercised its right to redeem the notes as described above, Verisign will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Verisign, prior to any change of control, but after the public announcement of the change of control, Verisign will mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically). The notice shall, if mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Verisign will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Verisign will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Verisign will, to the extent lawful:
(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;
(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Verisign.
The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
Verisign will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Verisign and such third party purchases all notes properly tendered and not withdrawn under its offer.
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Verisign. The change of control repurchase event feature is a result of negotiations between Verisign and the underwriters. Verisign has no present intention to engage in a transaction involving a change of control, although it is possible that Verisign could decide to do so in the future. Subject to the limitations discussed below, Verisign could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Verisign or credit ratings of the notes. Restrictions on the ability of Verisign to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Verisign or a highly leveraged or similar transaction involving Verisign.
Verisign may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Verisign may be prohibited from repurchasing the notes under the terms of its future debt instruments.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following:
(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets), other than a transaction in which (i) the Issuer becomes a wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Issuer immediately prior to that transaction.

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or
(3)
the merger or consolidation of the Issuer with or into another person or the merger of another person with or into the Issuer, or the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, in one or a series of related transactions) of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another person, other than a transaction, (i) in the case of a merger or consolidation transaction, following which holders of securities that represented 100% of the voting stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event. For the avoidance of doubt, no change of control repurchase event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Verisign.
“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.
“rating agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Verisign, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Verisign (as certified by a resolution of the board of directors of Verisign) as a replacement for such rating agency.
“ratings event” means the rating on the notes is lowered by each of the ratings agencies and the notes are not rated investment grade by each of the rating agencies on any date during the period commencing on the first public announcement by Verisign of any change of control (or pending change of control) and ending 30 days following consummation of such change of control (which period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings downgrade); provided that a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee and the Issuer in writing at its or the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuer (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a change of control, and by extension, a change of control repurchase event, has occurred.
Further Issuances
Verisign may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the issue price, first interest payment date and interest accrual date and the amount of interest payable on the first interest payment date). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes and will vote together as one class on all matters with respect to the notes.

Certain Covenants
The indenture contains the following principal covenants:
Limitation on Liens
Verisign will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any lien on any Principal Property or Intellectual Property or upon the capital stock of any Restricted Subsidiary to secure any indebtedness of Verisign or any Restricted Subsidiary without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:
•	liens existing on the date of this prospectus supplement;
•
liens on assets or property of a person at the time it becomes a subsidiary or is merged with, amalgamated with or consolidated into Verisign or a Restricted Subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary or such merger, amalgamation or consolidation and such liens do not extend to any assets other than those of the person becoming a subsidiary (and such person’s subsidiaries, as applicable);

•
liens existing on assets or property created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets or property to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets or property;

•
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of the property which secured (or after-acquired property which was required to secure) the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	liens in favor of only Verisign or one or more subsidiaries granted by Verisign or a subsidiary to secure any obligations owed to Verisign or a subsidiary of Verisign;
•	liens in favor of the trustee granted in accordance with the indenture;
•
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

•
liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Verisign or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

•	liens on cash or securing hedging obligations not entered into for speculative purposes and letters of credit entered into in the ordinary course of business;
•	liens that are contractual rights of set-off;
•
pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Verisign or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

•
pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Verisign or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

•
liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which Verisign or any Restricted Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and

•
liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 10% of Consolidated Total Assets measured at the date of incurrence of any such lien and (ii) $300.0 million.

Limitation on Sale and Leaseback Transactions
Verisign will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person pursuant to which Verisign or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by Verisign or the Restricted Subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Verisign or such Restricted Subsidiary would be entitled to incur indebtedness secured by a lien on such property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).
In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:
•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
•	leases between only Verisign and a subsidiary of Verisign or only between subsidiaries of Verisign;
•
leases where Verisign applies within 365 days after the sale an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to (i) the retirement of long-term secured indebtedness; or, if Verisign has no long-term secured indebtedness outstanding, long-term indebtedness that is pari passu with the notes, or (ii) the purchase of additional property or assets; and

•
leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets
Verisign may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets to another entity unless:
•
(1) Verisign is the surviving or continuing corporation or transferee or (2) the successor entity, if other than Verisign, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Verisign’s obligations under the notes and the indenture; and

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

In connection with any transaction that is covered by this covenant, Verisign must deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and any supplemental indenture, and that the conditions precedent to such transaction have been satisfied, and the opinion of counsel shall include that the indenture and any supplemental indenture constitute valid and binding obligations of Verisign or other successor person.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Verisign under the indenture and, subject to the terms of the indenture, Verisign will be released from the obligation to pay principal and interest on the notes and all obligations under the indenture.
Reports
The indenture provides that, in accordance with the Trust Indenture Act, Verisign will file with the trustee copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by its rules and regulations prescribe) that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If Verisign is not required to file such information, documents and reports with the SEC, then Verisign will file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the notes:
(1)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;
(2)
a failure by Verisign to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(3)	a default in the payment of interest on the notes when due, continued for 30 days;
(4)	certain events of bankruptcy, insolvency or reorganization involving Verisign;
(5)	a default in the performance, or breach, of Verisign’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(6)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (5) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Verisign; and

(7)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Verisign (other than indebtedness of Verisign owing to any of its subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Verisign (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 7(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify Verisign (and the trustee, if by the holders of the notes) of the default and Verisign does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Verisign shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Verisign is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Verisign) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to Verisign in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Verisign shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the notes if (i) Verisign has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the notes, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)
the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.
The indenture requires Verisign to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Verisign is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“Consolidated Total Assets” means, as of the time of determination, the consolidated total assets of Verisign and its consolidated subsidiaries as reflected on the most recent consolidated balance sheet prepared by Verisign in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Verisign) prior to the time as of which “Consolidated Total Assets” is being determined; provided that “Consolidated Total Assets” shall be adjusted to give effect to each acquisition and disposition of assets other than in the ordinary course of business (including by way of merger) that has occurred since the date of the balance sheet referred to above and on or prior to the time of determination.
“Cooperative Agreement” means that certain Cooperative Agreement No. NCR-92-18742 between VeriSign, Inc. (as successor to Network Solutions, Incorporated) and the United States Department of Commerce (as successor to the National Science Foundation), entered into as of January 1, 1993 (as amended from time to time).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“incur” means issue, assume, effect a guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Intellectual Property” means the Registry Agreements, the Cooperative Agreement, all intellectual and similar property of every kind and nature now owned or hereafter acquired by Verisign or any Restricted Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of any Principal Facility.
“Principal Facility” means any primary secure data center or resolution site, office space or other facility owned as of the issue date of the notes or acquired by Verisign or any Subsidiary of Verisign after such date and located in the United States and its territories, other than any facility the net book value (computed in accordance with GAAP) of which, as of the time of such determination, does not exceed 1.0% of Consolidated Total Assets of Verisign.
“Registry Agreements” means those certain Registry Agreements between VeriSign, Inc. and the Internet Corporation for Assigned Names and Numbers, entered into as of November 29, 2012 and July 1, 2017, respectively, as amended.
“Restricted Subsidiary” means (i) any subsidiary of Verisign that would be a “significant subsidiary” of Verisign within the meaning set forth in Rule 1-02(w)(ii) or (iii) of Regulation S-X under the Exchange Act as in effect on the issue date of the notes and (ii) any other subsidiary of Verisign that holds any Principal Property, in the case of each of the foregoing clauses (i) and (ii), excluding any subsidiary that is not organized under the laws of any state of the United States of America or any subsidiary thereof.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes). Verisign and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Verisign and the assumption by any such successor of the covenants of Verisign under the indenture and the notes;
•	to add to the covenants of Verisign for the benefit of holders of the notes or to surrender any right or power conferred upon Verisign;
•	to add any additional events of default for the benefit of holders of the notes;
•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes or add guarantees with respect to the notes;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the notes are not adversely affected in any material respect;
•
to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes, provided that the interests of the holders of the notes are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the notes;
•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
•	to conform the indenture to this Description of Notes; and
•	to reflect the issuance of additional notes as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each affected note:
•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any note;
•	reduce the principal amount or extend the stated maturity of any note;
•	reduce the redemption or repurchase price of any note, change the date on which any note is subject to redemption or repurchase or add redemption provisions to the notes;
•	make any note payable in money other than that stated in the indenture or the note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or
•	make any change in the ranking or priority of any note that would adversely affect the holder of such note.
The holders of at least a majority in principal amount of the outstanding notes may waive compliance by Verisign with certain restrictive provisions of the indenture with respect to the notes. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance
Verisign at any time may terminate all its obligations with respect to the notes and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Verisign at any time may also terminate its obligations with respect to the notes under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (6) under “—Events of Default” and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event,” which termination is referred to in this prospectus supplement as “covenant defeasance.” Verisign may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If Verisign exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Verisign exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clauses (2), (6) and (7) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Verisign will no longer be obligated to make an offer under the “—Purchase of Notes upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.
The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:
(a)
Verisign irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants (to the extent such deposit consists of U.S. government securities), to pay principal and interest when due on all the notes being defeased to maturity,

(b)
no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the legal defeasance option, Verisign delivers to the trustee an opinion of counsel stating that:
(1)	Verisign has received from the Internal Revenue Service a ruling, or
(2)
since the date of the base indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of the base indenture,

(d)
in the case of the covenant defeasance option, Verisign delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(e)
Verisign delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge
When (i) Verisign delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Verisign irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case Verisign pays all other sums related to the notes payable under the indenture by Verisign, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of Verisign accompanied by an officer’s certificate and an opinion of counsel of Verisign.
Same-day Settlement and Payment
The notes will trade in the same-day funds settlement system of DTC until maturity or until Verisign issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Verisign can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Governing Law
The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) is the trustee under the indenture and has also been appointed by Verisign to act as registrar, transfer agent and paying agent for the notes. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTES
The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of Beneficial Interests
Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Verisign understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.
All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
Verisign expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Verisign also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Verisign, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Verisign expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. Although Verisign expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Verisign, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Verisign determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Verisign believes to be reliable, but Verisign does not take responsibility for its accuracy.
Euroclear and Clearstream
If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking S.A., which is referred to as “Clearstream” or Euroclear Bank SA/NV, as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Verisign has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, property held for investment).
This summary is general in nature and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, S corporations, partnerships or other pass-through entities (or arrangements) for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt entities or governmental organizations, dealers in securities or foreign currencies, traders in securities that elect to mark their securities to market, brokers, retirement plans and other tax-deferred accounts, persons deemed to sell the notes under common law or the constructive sale provisions of the Code, persons who hold the notes as part of a straddle, hedge or other integrated transaction or who hedge the interest rate on the notes, or “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar or who hold their notes through a bank, financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder, does not address any alternative minimum tax or the special accounting rules under Section 451(b) of the Code, and does not consider any aspects of U.S. federal tax law other than income taxation (for example, it does not address U.S. federal gift or estate taxes).
For purposes of this discussion, a “U.S. holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States can exercise primary supervision over its administration, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of that trust or (ii) a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “non-U.S. holder” is an individual, corporation, estate, or trust (and not an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is a beneficial owner of the notes and is not a U.S. holder.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of such partnership or a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Entities or arrangements classified as partnerships for U.S. federal income tax purposes that hold the notes, and partners in those partnerships, should consult their tax advisors concerning the U.S. federal income and other tax consequences of investing in the notes.

Effect of Certain Contingencies
We may be required to pay amounts on the notes in addition to stated principal and interest in some circumstances (e.g., a change of control repurchase event as described in “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position will be based in part on our determination that, as of the date of the issuance of the notes, the possibility that such additional amounts will have to be paid, in the aggregate, is a remote or incidental contingency within the meaning of applicable Treasury regulations.
Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly and properly discloses to the IRS on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS prevails in taking a contrary position to that described above, then the notes may be treated as contingent payment debt instruments and, regardless of a holder’s regular method of tax accounting for U.S. federal income tax purposes, a holder subject to U.S. federal income taxation may be required to accrue interest income on the notes in excess of the stated interest, at a comparable yield at which we would have issued a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the notes. In addition, any gain on a sale, exchange, redemption, retirement or other taxable disposition of the notes generally would be characterized as interest income. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.
U.S. Federal Income Tax Consequences to U.S. Holders
Treatment of Interest
The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under “U.S. Federal Income Tax Consequences to U.S. Holders—Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note generally will be the U.S. holder’s cost for the note. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of a note generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.
Medicare Tax
A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Backup Withholding and Information Reporting
In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale or other taxable disposition of the notes, at the applicable tax rate, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the applicable withholding agent in the manner required or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) in the case of interest payments, there has been a notified payee underreporting described in Section 3406(c) of the Code; (iv) in the case of interest payments, the payee has not certified that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code; or (v) the payee otherwise fails to comply with the applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities generally will be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
Treatment of Interest
Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:
•
the non-U.S. holder does not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•
the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership within the meaning of Section 881(c)(3)(C) of the Code; and
•
certain certification requirements relating to the non-U.S. holder’s non-U.S. status are met (generally, by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) to the applicable withholding agent).

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax generally will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing to the applicable withholding agent a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, the interest is attributable to a U.S. permanent establishment or fixed base (in the case of an individual) of the non-U.S. holder), the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. person (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI (or suitable successor form) is provided to the applicable withholding agent). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty or provision of the Code.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders — Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met; or
•
the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment or fixed base (in the case of an individual) of the non-U.S. holder).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the note in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on any such effectively connected gain, as adjusted for certain items. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Non-U.S. holders should consult their tax advisors regarding any such income tax treaties.
Information Reporting and Backup Withholding
Withholding agents generally will be required to report to the IRS the amount of any interest paid to non-U.S. holders on the notes in each calendar year and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of information returns reporting such interest and withholding that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption generally will not be subject to additional information reporting or backup withholding with respect to interest on the notes or the proceeds of a sale or other taxable disposition of the notes.
The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) and certain other non-United States entities (“non-financial foreign entities”). Specifically, a 30% withholding tax may be imposed on payments of interest (and any amount treated as interest for U.S. federal income tax purposes) on the notes and, subject to the discussion below, payments of gross proceeds from the sale or other disposition of the notes to a foreign financial institution or to a non-financial foreign entity (whether such institution or entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury Department, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the United States and a non-U.S. entity’s jurisdiction may modify the general rules described above. If an interest payment on the notes is both subject to withholding under FATCA and subject to other tax withholding (as discussed above), an applicable withholding agent may (but need not) credit the withholding under FATCA against, and therefore reduce, such other tax withholding.
Pursuant to proposed regulations, the U.S. Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, retirement, redemption or other disposition of relevant financial instruments (including the notes). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Holders should consult their tax advisors regarding the possible effect of FATCA and the regulations thereunder on their investment in the notes.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Each Holder is urged to consult its own tax advisors with respect to the tax consequences to it of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, non-U.S., and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the notes, or any interest therein, by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code and/or provisions under any other similar U.S. or non-U.S. federal, state, local, or other laws or regulations (“Similar Laws”), and by entities, the underlying assets of which are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the notes, or any interest therein, with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and/or liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes, or any interest therein. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person with respect to the Covered Plan solely by reason of providing services to the Covered Plan or a relationship with such a service provider, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided, further, that the Covered Plan receives no less, nor pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes, or any interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation
Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold such note, or any interest therein, constitutes assets of any Plan or (ii) the acquisition and holding of such note, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes, or any interest therein.
Purchasers of the notes, or any interest therein, have the exclusive responsibility for ensuring that their purchase and holding of the notes, or any interest therein, complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, J.P. Morgan Securities LLC, BofA Securities, Inc. and U.S. Bancorp Investments, Inc., who are acting as representatives, have severally, and not jointly, agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$206,250,000
BofA Securities, Inc.	171,875,000
U.S. Bancorp Investments, Inc.	171,875,000
Total	$550,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.
We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Verisign
Per Note	0.600%
Total	$3,300,000

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $1.5 million.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
It is expected that delivery of the notes will be made against payment therefor on or about June 26, 2026, which is the business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day immediately before settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are listed on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
In the ordinary course of their various business activities, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us and our affiliates, for which they have received or may receive customary fees and commissions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee. Certain of the underwriters or their respective affiliates are agents and/or lenders under our Unsecured Credit Facility, for which these underwriters and affiliates have been paid customary fees.
Selling Restrictions
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
In addition, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at: (i) in the UK, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or persons falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the UK; and (iii) any other persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and will be engaged in only with, relevant persons.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to or for the benefit of any “resident” of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement and the accompanying prospectus do not constitute an offer to the public or a solicitation to purchase or invest in the notes. No notes have been offered or will be offered to the public in Switzerland, except that offers of notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)	to any person which is a professional client as defined under the FinSA;
(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint book-running managers for any such offer; or
(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

LEGAL MATTERS
Certain matters with respect to the issuance and sale of the notes will be passed upon for Verisign by Gibson, Dunn & Crutcher LLP. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements of VeriSign, Inc. and subsidiaries, as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement, except as described in the following paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information filed with the SEC subsequent to this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	our 2025 Form 10-K, filed on February 5, 2026;
•	our quarterly report on Form 10-Q filed on April 23, 2026;
•
the portions of the Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders on May 21, 2026, filed on April 10, 2026, that are incorporated by reference into Part III of our 2025 Form 10-K; and

•	our Current Report on Form 8-K filed on May 21, 2026.
We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between, and including, the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing of those documents.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).
You may request a copy of these documents by writing or telephoning us at:
VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
Telephone: (703) 948-3200
Attn: Investor Relations

PROSPECTUS

VERISIGN, INC.
DEBT SECURITIES
This prospectus contains a general description of certain material terms of the debt securities that we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning VeriSign, Inc. and the debt securities being offered or the offering. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.
Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “VRSN.”
We will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.
This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.
We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus and any applicable prospectus supplement. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
Investing in our securities involves a high degree of risk. See “Risk Factors” contained in Page 3 herein, in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 3, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We may offer and sell debt securities described in this prospectus from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.
In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Certain Documents by Reference.”
Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.
Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”
Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.
We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained or incorporated by reference in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.
In this prospectus, “Verisign” (which includes VeriSign, Inc. and, unless the context otherwise requires, all of its subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Verisign as the “Company.”

ABOUT VERISIGN, INC.
We are a global provider of critical internet infrastructure and domain name registry services, enabling internet navigation for many of the world’s most recognized domain names. We help enable the security, stability, and resiliency of the Domain Name System and the internet by providing Root Zone Maintainer Services, operating two of the thirteen global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce.
We were incorporated in Delaware on April 12, 1995. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia 20190. Our telephone number at that address is (703) 948-3200.

RISK FACTORS
Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at https://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.
We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:
VeriSign, Inc.
Investor Relations
12061 Bluemont Way
Reston, Virginia 20190
Telephone Number: (703) 948-3200
We make available free of charge on or through our Internet website, http://www.verisign.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.
We are incorporating by reference the following documents that we have filed with the SEC:
•	our Annual Report on Form 10-K (File No. 000-23593) for the fiscal year ended December 31, 2024, filed on February 13, 2025;
•
the portions of the Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders on May 23, 2024, filed on April 10, 2024, that are incorporated by reference into Part III of our Annual Report on Form 10-K (File No. 000-23593) for the fiscal year ended December 31, 2023; and

•	our Current Report on Form 8-K (File No. 000-23593) filed on February 13, 2025.
These documents contain important information about us, our financial condition and our results of operations.
All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters contained or incorporated by reference in this prospectus and the applicable prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties, including, among other things, statements regarding our expectations about the sufficiency of our existing cash, cash equivalents and marketable securities, and funds generated from operations, together with our borrowing capacity under the unsecured revolving credit facility. Forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the following:
•	attempted security breaches, cyber-attacks, and Distributed Denial of Service (DDoS) attacks against our systems and services;
•	the introduction of undetected or unknown defects in our systems or services;
•	vulnerabilities in the global routing system;
•	system interruptions or system failures;
•	damage to our data centers or our data center systems or resolution systems;
•
risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions under the Root Zone Maintainer Service Agreement with the Internet Corporation for Assigned Names and Numbers (“ICANN”);

•	any loss or modification of our right to operate the .com and .net gTLDs;
•	changes or challenges to the pricing provisions of the .com Registry Agreement;
•	new or existing governmental laws and regulations in the U.S. or other applicable non-U.S. jurisdictions;
•	new laws, regulations, directives or ICANN policies that require us to obtain and maintain personal information of registrants;
•	economic, legal and political risks associated with our international operations;
•	the impact of unfavorable tax rules and regulations;
•	risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes;
•	the weakening of or changes to the multi-stakeholder form of internet governance;
•	the outcome of claims, lawsuits, audits or investigations;
•	lower economic growth, particularly in China;
•	our ability to compete in the highly competitive business environment in which we operate;
•	changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases;
•	our ability to expand our services into developing and emerging economies;
•	our ability to maintain strong relationships with registrars and their resellers;
•	our ability to attract, retain and motivate our highly skilled employees; and
•	our ability to protect and enforce our intellectual property rights.

In addition, factors that might cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus, in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024. See also “Incorporation of Certain Documents by Reference.” The Company undertakes no obligation to update any of the forward-looking statements after the date of this prospectus.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS
We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
In this section, unless the context otherwise indicates, the words “Verisign,” the “Company,” “we,” “us,” and “our” refer only to VeriSign, Inc. and not any of its subsidiaries.
The debt securities will be direct obligations of Verisign and will rank equally and ratably in right of payment with other indebtedness of Verisign that is not subordinated. The debt securities will be issued under an indenture, dated as of June 8, 2021, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), which has been filed with the registration statement of which this prospectus is a part.
The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.
Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
General
We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:
•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;
•	the title of the series of the debt securities;
•	the legal ranking of the debt securities and the extent, if any, to which the securities will be subordinated in right of payment to our other debt;
•	any limit on the aggregate principal amount of the debt securities;
•	the issue date;
•
whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

•	the date or dates on which we will pay the principal;
•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any record date for the interest payable on any interest payment date;
•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable;
•	any optional redemption, sinking fund, or change of control put provisions;
•	any events of default in addition to those provided in the indenture;

•	any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations; and
•	any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.
The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the prospectus supplement.
Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City. Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Verisign, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. Unless otherwise indicated in the prospectus supplement, the trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
Certain Covenants
Please refer to the applicable prospectus supplement for information about our covenants, including any addition or deletion of a covenant, and to the indenture for information on other covenants not described in this prospectus or in the applicable prospectus supplement:
Limitation on Consolidation, Merger and Sale of Assets
Verisign may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets to another entity unless:
•
(1) Verisign is the surviving or continuing corporation or transferee or (2) the successor entity, if other than Verisign, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Verisign’s obligations under the debt securities of all series and the indenture; and

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

In connection with any transaction that is covered by this covenant, Verisign must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and any supplemental indenture, and that the conditions precedent to such transaction have been satisfied, and the opinion of counsel shall include that the indenture and any supplemental indenture constitute valid and binding obligations of Verisign or other successor person.
In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Verisign under the indenture and, subject to the terms of the indenture, Verisign will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.

Events of Default
Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:
(1)	a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a default in the payment of interest on the debt securities of such series when due, continued for 30 days;
(3)	certain events of bankruptcy, insolvency or reorganization involving Verisign;
(4)	a default in the performance, or breach, of Verisign’s obligations under the “—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(5)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Verisign; and

(6)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Verisign (other than indebtedness of Verisign owing to any of its subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Verisign (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

No event of default with respect to a single series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities.
A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series notify Verisign of the default and Verisign does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Verisign shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Verisign is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Verisign) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Verisign in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Verisign shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if (i) Verisign has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.
No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.
The indenture requires Verisign to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Verisign is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“indebtedness” means, with respect to any person, obligations of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures, guarantees or similar instruments).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Verisign and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Verisign and the assumption by any such successor of the covenants of Verisign under the indenture and the debt securities;
•	to add to the covenants of Verisign for the benefit of holders of the debt securities or to surrender any right or power conferred upon Verisign;
•	to add any additional events of default for the benefit of holders of the debt securities;

•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to secure the debt securities or add guarantees with respect to the debt securities of any series;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;
•
to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the debt securities of such series;
•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended; and

•	to reflect the issuance of additional debt securities of a particular series as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any debt securities;
•	reduce the principal amount or extend the stated maturity of any debt securities;
•	reduce the redemption price of any note or add redemption provisions to the debt securities;
•	make any debt securities payable in money other than that stated in the indenture or the debt securities;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or
•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.
The holders of at least a majority in principal amount of the outstanding debt securities may waive compliance by Verisign with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture, which cannot be amended without the consent of the holder of each outstanding debt security.
Defeasance
Verisign at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Verisign at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described in the applicable prospectus supplement and under clause (5) under “—Events of Default,” which termination is referred to in this prospectus as “covenant defeasance.” Verisign may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.
If Verisign exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If

Verisign exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under “—Events of Default” and with respect to certain covenants in the indenture, including the covenant described under “—Certain Covenants.”
The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:
(a)
Verisign irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity,

(b)
no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the legal defeasance option, Verisign delivers to the trustee an opinion of counsel stating that:
(1)	Verisign has received from the Internal Revenue Service a ruling, or
(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable Federal income tax law or related treasury regulations after the date of the indenture,

(d)
in the case of the covenant defeasance option, Verisign delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(e)
Verisign delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of any series have been complied with as required by the indenture.

Discharge
When (i) Verisign delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Verisign irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Verisign pays all other sums related to the debt securities of such series payable under the indenture by Verisign, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Verisign accompanied by an officer’s certificate and an opinion of counsel of Verisign.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of VeriSign, Inc. and subsidiaries, as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$550,000,000

VeriSign, Inc.
5.100% Senior Notes due 2031
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
J.P. Morgan
BofA Securities
US Bancorp
June 18, 2026